Exhibit 99.1

RiceBran Technologies Closes on $8 million Three Year Debt Facility from Full Circle Capital

Company to use proceeds to fuel revenue growth of its proprietary rice bran-based Nutritional and Functional Food and Nutri-Cosmetics products

Scottsdale, Arizona – May 14, 2015 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”), a global leader in the production and marketing of value added products derived from rice bran, announced today that it has closed on an $8 million three year debt facility with Full Circle Capital (“Full Circle Capital”) to provide working capital and term loans to facilitate future growth. The financing will take the form of a $3.5 million senior secured revolving working capital facility (“Revolver”), a $2.5 million term loan (“Term Loan A”) and up to $2 million of additional term loans (“Term Loan B”).  A full description of the financing can be found in the Company's SEC filings.

Dale Belt, Chief Financial Officer, commented: "We are pleased to have closed on this important funding from Full Circle Capital.  This financing represents an important inflection point for our company that we believe will help us capitalize on the significant investments we have already made in plant capacity upgrades and product development.  We intend to put these funds to work in both our USA and Brazil segments to help drive significant top and bottom line growth at RBT in the quarters and years to come."

The Company intends to use the proceeds from this financing as working capital and for capital expenditures to support revenue growth of its proprietary rice bran-based ingredients and turnkey product solutions from its USA Segment as well as its rice bran oil and derivatives production in Brazil.

Gregg J Felton, President & CEO of Full Circle Capital, commented, "Full Circle Capital is pleased to have closed this important financing with RiceBran Technologies.  RBT has established a position as a unique provider of healthy whole food nutrition products and we look forward helping the Company grow throughout 2015 and in the years to come."

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products.  Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

About Full Circle Capital Corporation

Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle's investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company's website www.fccapital.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding the this financing agreement with Full Circle Capital. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in this press release and in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
(732) 410-9810
fred@ascendantpartnersllc.com